                                                                   Exhibit 10.33

                             DISTRIBUTION AGREEMENT
                             ----------------------


          This Agreement is made as of this 16th day of January, 1996 by and between CYTOGEN CORPORATION, a Delaware corporation having its principal place of business at 600 College Road East, Princeton, New Jersey 08540 ("Cytogen") and CIS biointernational, a French corporation having its principal place of business at B.P. 32-91192 Gif-Sur-Yvette, Cedex, France ("CIS").

          WHEREAS, Cytogen has developed and commercialized in vivo colorectal
                                                            -- ----
and ovarian cancer imaging products which use monoclonal antibodies as part of radioisotopic detection techniques; and

          WHEREAS, CIS has substantial experience in marketing biotechnology-based medical products and desires to distribute Cytogen's colorectal and ovarian cancer imaging products in all countries throughout the world other than the United States and Canada; and

          WHEREAS, Cytogen is willing to use CIS as its exclusive distributor in the identified territories.

          NOW THEREFORE, in consideration of the premises and the mutual covenants herein recited, and other good and valuable considerations, the receipt of which is acknowledged, it is agreed as follows:


                            ARTICLE I - DEFINITIONS

          As used in this Agreement, the following terms, whether used in the singular or plural, shall have the meanings indicated:

     1.1    CIS shall mean CIS biointernational and those of its subsidiaries
            ---
engaged in business in the Territory.

     1.2    Components shall mean, collectively or individually, the following
            ----------
three non-labeling elements of the Product: (1) the monoclonal antibody with linker vial (MAB-B72.3-GYK-DTPA), (2) the sodium acetate vial, and (3) the filter paper.

     1.3    Disruption Event shall mean the occurrence of an extraordinary event
            ----------------
beyond the reasonable control of CIS which results in the inability of CIS to sell the Products in its Major Countries for a continuous period of three (3) months, including, without limitation, recall of the Products by a government agency, lack of supply of the Products by Cytogen, failure by Cytogen to meet any of its commitments under Article VIII hereof, failure by Cytogen to enter into an agreement with Celltech Ltd. in accordance with Article VIII hereof within ninety (90) days of the Effective Date, failure to provide documentation in accordance with Section 2.3.1(i) hereof, or a patent infringement action which results in a court of competent jurisdiction prohibiting the sale of the Products by CIS.

     1.4    Effective Date shall mean the date of this Agreement first written
            --------------
above.

     1.5    FDA shall mean the United States Food and Drug Administration.
            ---

     1.6    First Commercial Sale shall mean the first time sales are made of
            ---------------------
Product by CIS to an unrelated third party.

     1.7    Marketing Authorizations shall mean authorization by an appropriate
            ------------------------
governmental agency required as a condition precedent to the sale of the Products within any country of the Territory.

     1.8    Major Countries shall mean the countries identified on Schedule A
            ---------------
attached hereto.

     1.9    Net Sales Revenue shall mean [Information omitted and filed
            -----------------
separately with the Commission under Rule 24b-2.

               ]

     1.10   Products shall mean and collectively include Cytogen's in vivo
            --------                                               -- ----
diagnostic imaging products, including any future improvements, which contain the Components and utilize its patented or proprietary technology and are used for the screening, diagnosis and monitoring of human colorectal and ovarian cancer, or other human cancers as provided in Section 11.4 hereof, and are known as OncoScint CR/OV.

     1.11   Territory shall mean all countries of the world other than the
            ---------
United States of American and Canada.

     1.12   Trademark shall mean "OncoScint."
            ---------


                    ARTICLE II - APPOINTMENT OF DISTRIBUTOR

     2.1    Appointment of Distributor.  Subject to the terms and conditions of
            --------------------------
this Agreement, Cytogen hereby appoints CIS as exclusive distributor of the Products within the Territory. CIS shall have the right to appoint sub-distributors in those countries in the Territory in which CIS does not maintain a direct sales effort provided, however, that CIS deliver to Cytogen prior written notice of the appointment of any sub-distributor. Cytogen reserves the right to grant similar distribution rights in the Products to third parties for distribution and sale outside of the Territory.

     2.2    Rights to Other Products.  In the event that Cytogen subsequently
            ------------------------
determines to grant marketing and distribution rights in the Territory to its product using monoclonal antibodies for use with radioisotopes in in vivo
                                                                  -- ----
imaging for prostate cancer presently known as ProstaScint (the "Other Product"), Cytogen shall provide CIS a right of first offer with respect to such rights in accordance with the following procedure. CIS will also receive priority consideration if Cytogen decides to use a distributor in the Territory for any other of its products using radioisotopes.

            2.2.1 Cytogen shall deliver to CIS a written notice setting forth the material terms of the offer (the "Offer"), including any pricing information, definitions of the market and territory, product data and specifications, and any additional information necessary for CIS to evaluate the Offer.

            2.2.2 Notice of CIS' intention to accept an Offer shall be evidenced by a writing signed by CIS and delivered to

Cytogen prior to the end of the sixty (60) day period following the date of receipt of such Offer by CIS.

            2.2.3 In the event that CIS does not elect to accept the Offer, Cytogen may grant the marketing and distribution rights to the Other Product to a third party on the same terms as set forth in the Offer, or market and sell the Other Product in the applicable territory with its own direct sales force provided, however, the marketing and distribution rights to the Other Product may not be granted to a third party on terms and conditions materially more favorable (after giving consideration to the relative marketing qualifications of such third party) from those set forth in the Offer until the marketing and distribution rights are again offered to CIS under the procedures specified in this Section 2.2.

     2.3    Marketing Authorizations.
            ------------------------

            2.3.1   Cytogen's Obligations.  Cytogen shall use its best
                    ---------------------
efforts to transfer or otherwise assign to CIS all Marketing Authorizations which had been obtained by Chiron b.v. as a licensee of the Products in the Territory and are more specifically identified on Schedule A attached hereto. These Marketing Authorizations shall identify CIS as both an importer and distributor of the Products. Cytogen shall (i) use diligent efforts to cause Chiron to deliver to CIS within sixty (60) days from the Effective Date a copy of completed documentation upon which Marketing Authorizations have been granted to Cytogen, Chiron, or any of its previous sub-distributors such as CSC Pharmaceuticals, (ii) provide, as requested by CIS, all previously completed scientific, clinical, toxicologic and manufacturing data necessary to obtain Marketing Authorizations in all other countries in the Territory, (iii) use best efforts to deliver to CIS, as requested by CIS, any modified or additional data which Cytogen has available or subsequently develop to assist CIS to comply with any applicable law, rule or regulation in the Territory, or to provide CIS' customers with the most current scientific information about the Product. In the event that the transfer of the Marketing Authorizations to CIS with respect to the countries identified in Schedule A hereto are not completed in a commercially reasonable time, then the parties shall renegotiate the Milestone Payments and Minimum Annual Purchase Requirements based upon the revised size of the relevant markets.

            2.3.2   CIS' Obligations.  At its own expense, CIS shall use its
                    ----------------
diligent efforts to (i) assist in the transfer of existing Marketing Authorizations and (ii) obtain all necessary Marketing Authorizations within twenty-two (22) of the thirty-six (36) other countries identified in Schedule B, in a commercially reasonable time and to submit full and complete applications for Marketing Authorizations in those twenty-two (22) countries hereto within two years of the First Commercial Sale of the Product by CIS in any Major Country after transfer of Marketing Authorizations in such Major Country. CIS shall provide Cytogen with quarterly progress reports of its efforts to obtain Marketing Authorizations.


                             ARTICLE III - PAYMENTS

     3.1    Milestone Payments.  In consideration of the distribution rights
            ------------------
granted to CIS herein, CIS shall make the following payments to Cytogen at the following times and in accordance with the occurrence of the following events:

            [Information omitted and filed separately with the Commission under Rule 24b-2.

       ]

     3.2    Purchase Price.  For each set of Components delivered to CIS
            --------------
pursuant to Article IV hereof, CIS shall pay to Cytogen the sum of [*], or [*] for a vial of monoclonal antibody with linker, [*] for a vial of sodium acetate, and [*] for filter paper, which shall be due and payable within sixty (60) days of receipt of an invoice from Cytogen, as may be adjusted pursuant to Section
3.6 hereof.

     3.3    Additional Payments.  In addition to the payments due under Section
            -------------------
3.2 hereof, commencing on the second anniversary of the first day of the month following the First Commercial Sale in any Major Country following transfer of the Marketing Authorizations, CIS shall pay to Cytogen an amount equal to the following:

            3.3.1   During the third year following the First Commercial
Sale in any Major Country following transfer of the Marketing Authorizations, [*]% of Net Sales Revenue for such year;


* Information omitted and filed separately with the Commission under Rule 24b-2.

            3.3.2 During the fourth year following the First Commercial Sale in any Major Country following transfer of the Marketing Authorizations, [*]% of Net Sales Revenues for such year;

            3.3.3   During the fifth year following the First Commercial
Sale in any Major Country following transfer of the Marketing Authorizations, and for each year thereafter, [*]% of Net Sales Revenue for such year. Payments due under this Section 3.3 shall be made within forty-five (45) days after the end of each year.

     3.4    Quarterly Reports.  Within forty-five (45) days after the end of
            -----------------
each quarter, CIS shall provide Cytogen with a written statement with respect to such period specifying the Net Sales Revenue of Products during the period in the amount of additional payments due, if any.

     3.5    Record and Audit Rights.
            -----------------------

            3.5.1 CIS shall keep complete and accurate records pertaining to the sale of Products appropriate to determine additional consideration payable under Section 3.3 of this Agreement.

            3.5.2 At the request and expense of Cytogen, an independent auditor selected by Cytogen and acceptable to CIS shall have access limited to once per calendar year at CIS'

* Information omitted and filed separately with the Commission under Rule 24b-2.

principal place of business during ordinary business hours to such records maintained by CIS as may be necessary to:

               (a) determine, with respect to the preceding year the correctness of any report or payment made under this Agreement, or
               (b) obtain information with respect to the preceding year as to the additional consideration payable in the case of CIS' failure to report or pay such payment pursuant to this Agreement. If deemed necessary or desirable in the sole opinion of the independent auditor, the independent auditor shall at Cytogen's expense be permitted to consult with and obtain the assistance of consultants selected by the independent auditor and acceptable to CIS. Such acceptance shall not be unreasonably withheld. Neither the accountant nor the selected consultants shall disclose to Cytogen or any third parties any information relating to the business of CIS other than information relating solely to the accuracy of the reports and payments under this Agreement.

     3.6    Method of Payments.  All payments due hereunder shall be made in
            ------------------
United States funds collectible in New York, New York, U.S.A. by wire-transfer. In the event that Net Sales Revenues are made by CIS in currencies other than the U.S.Dollar,such Net Sales Revenue shall first (i) be converted to French Francs at the spot exchange rates between such foreign currency and the French Franc published in the Wall Street Journal for the last business day of the year in which such Net Sales Revenues are made, and then (ii) such French Franc amounts shall be converted to U.S. Dollars at the spot exchange rate between the French Franc and the U.S. Dollar published in the Wall Street Journal for the last business day of the year in which such Net Sales Revenue are made (the "Effective Exchange Rate"). In the event that the Effective Exchange Rate for any applicable year deviates by more than 10% from the Base Exchange Rate, as hereinfter defined, in effect for such year, then the Purchase Price during such year shall be adjusted by multiplying the Purchase Price by one-half of a fraction, the numerator of which is the difference between the Effective Exchange Rate and the Base Exchange Rate and the denominator of which is the Base Exchange Rate [for example, a Base Exchange Rate of FF5 per US $1.0 changing to an Effective Exchange Rate of FF5.6 per US $1.0 will result in a Purchase Price adjustment of 6% (one-half of FF 0.6 difference = FF 0.3, or 6% of the FF base rate)]. For purposes of this

Section, the Base Exchange Rate shall be equal to the spot exchange rate between the French Franc and the U.S. Dollar, as published in the Wall Street journal on
(a) during the first two years following the Effective Date, the Effective Date, and (b) commencing with the third year following the Effective Date, the last day of the year preceding the year in which the determination of the applicable Purchase Price is to be made. All payments due to Cytogen under this Agreement which are received later than the due date shall be subject to an additional payment of one percent (1%) per month or portion thereof as liquidated damages for payments received later than the due date.

     3.7    Withholding Taxes.  If withholding taxes are levied by any taxing
            -----------------
authority in the Territory in connection with the receipt by Cytogen of any royalties or other sums payable under this Agreement, then CIS shall have the right to pay such taxes to the local tax authority on behalf of Cytogen and make the payment to Cytogen of the net amount due after deduction of such taxes, together with (i) evidence of payment of such taxes, (ii) indication of the amount of such tax paid on Cytogen's behalf, and (iii) indication of the authority to whom it was paid.

                        ARTICLE IV - SUPPLY OF PRODUCTS

     4.1    Terms of CIS Requirements.  Subject to the terms and conditions
            -------------------------
hereof, Cytogen agrees to sell and CIS agrees to purchase from Cytogen CIS' entire requirements of the Products, solely for use and/or sale in the Territory.

     4.2    Terms of Supply.  The following terms relate to supply of Products:
            ---------------

            4.2.1   Purchase Estimates.  CIS shall submit to Cytogen,
                    ------------------
beginning ninety (90) days before the first anticipated order of Products and at the beginning of each calendar quarter thereafter, a non-binding estimate of the amount of Products to be required and purchased by CIS for the next three months and the next 12-month periods.

            4.2.2   Purchase Orders.  Within thirty (30) days before the
                    ---------------
beginning of each calendar quarter thereafter, CIS shall provide Cytogen with binding written orders for its purchases of Products for that calendar quarter, specifying the required delivery dates for each order. Cytogen shall supply the Products in accordance with the purchase orders.

            4.2.3   Costs of Product.  CIS shall pay for Components supplied
                    ----------------
by Cytogen at the prices stated in Section 3.2 hereof.

            4.2.4   Delivery of Products.  Upon compliance with Section
                    --------------------
4.2.1 hereof by CIS, Cytogen shall deliver the Products to CIS FCA New York area airport within one (1) month after transmission by CIS of the order by telecopy, and CIS shall be responsible for handling and transportation charges necessary to transport the Products from Cytogen's place of business in Princeton, New Jersey to such airport.

            4.2.5   Audit of Production Site.  With thirty (30) days written
                    ------------------------
notice from CIS, Cytogen shall provide CIS with access to its manufacturing and quality control facilities during regular business hours to conduct such inspections as may be required by European Good Manufacturing Practices or other applicable laws in the Territory.

     4.3    Inspection and Dispute Resolution Relating to Satisfaction of
            -------------------------------------------------------------
Product Specifications.  The following provisions relate to inspection and
----------------------
resolution of disputes:

            4.3.1   Inspection.  Each shipment of Product by Cytogen shall
                    ----------
be accompanied by a certificate of analysis for the production batch. CIS shall inspect and analyze each batch of Product delivered by Cytogen and any claims regarding quantity or quality of same shall be made by CIS in writing to Cytogen specifying in reasonable detail the nature and basis for the claim and citing relevant control numbers or other information to enable specific identification of Product in question, and shall be given within thirty (30) days of said delivery or, if later, by the date on which the basis for such claim reasonably have been discovered after the exercise of due diligence. All claims made by CIS after its inspection of finished product shall be handled on a case-by-case basis during which time Cytogen shall have the right to first inspect any Product involved before being required to take any action with respect thereto.

            4.3.2   Resolution of Disputes Relating to Product
                    ------------------------------------------
Specifications.  If the parties hereto fail to agree as to whether a delivered
--------------
quantity of Product meets its agreed specifications, then the parties shall cooperate to have the batch in dispute analyzed by a qualified independent testing laboratory selected by CIS to which Cytogen does not have reasonable objection. The following provisions shall apply with respect to the results indicated by such independent laboratory:

               (a) If the batch of Product is determined to have met its specifications, then CIS shall bear the costs of the independent laboratory testing and shall accept the shipment of such Product.
               (b) If the batch of Product is determined not to meet its specifications, then Cytogen promptly shall replace the affected quantity of Product, CIS shall, at Cytogen's expense, dispose of such quantity in such manner as Cytogen shall direct, and Cytogen shall bear the costs of the independent laboratory testing.

     4.4    Packaging.  Cytogen shall supply all Products in bulk unlabeled
            ---------
vials. Each shipment shall include, at no cost to CIS, additional vials of Product for quality control purposes and batch release by Dutch Authorities in quantities equal to ten percent (10%) of the vials ordered but in no case more than 75 vials for each shipment. Each shipment from a new batch will include complete batch records with appropriate certificates of analysis for both raw material and finished product. Cytogen shall also provide filter paper and sodium acetate buffers. All other packaging and labeling materials shall be the responsibility of CIS.

     4.5    Title.  Title to all Products shipped by Cytogen shall pass to CIS
            -----
upon delivery FCA New York Airport. Risk of loss shall pass to CIS upon delivery. CIS shall be responsible for making payment of insurance, shipping, duties and similar costs associated with delivery of the Products.

     4.6    Reporting.  Each party agrees to report to the other party in
            ---------
writing any serious adverse reactions or any side effects which occur or other adverse events with Product as promptly as possible but in no event later, (i) with respect to the event set forth in Section 4.6.1(a), within 24 hours after receipt of information of such event ("Reaction Notice"), (ii) with respect to the event set forth in Section 4.6.1(b) below, within five (5) days of receipt of a Reaction Notice, and (iii) with respect to the events set forth in Section 4.6.1(c)-(f) below, within ten (10) days of receipt of a Reaction Notice. Any such reactions or side effects must be reported (in full detail if requested) irrespective of whether there is a causal connection with the Product being administered or whether the causal connection is unclear or presumed to be not likely.

            4.6.1 For purposes of this reporting covenant, a serious adverse event is a reaction which meets one or more of the following criteria:

               (a)  a reaction that is life threatening or fatal;

               (b) a reaction that resulted in hospitalization, or if the patient was already hospitalized, a reaction which prolonged hospitalization;

               (c)  a reaction that resulted in severe or permanent disability;

               (d) a reaction that involved congenital anomaly or overdose, or cancer which was not already present at the beginning of treatment with Product; or

               (e) a reaction that is considered to be important, significant or otherwise medically serious.

            4.6.2 Each of the parties hereto shall monitor all relevant journals and media communications for information on factors materially affecting the use or efficacy of the Product and shall promptly inform the other party of such information. The informing party may provide in writing its evaluation of such information. Either party shall promptly inform the other if it has actual knowledge of any measures which are necessary to eliminate or minimize any risk associated with the use of a specific production lot of the Product.


                   ARTICLE V - ADDITIONAL OBLIGATIONS OF CIS

     5.1    Marketing Obligations.  CIS agrees to use its diligent efforts to
            ---------------------
promote and distribute the Products, at its own expense, in the Territory as soon as feasible after the Effective Date of this Agreement and upon receipt of the applicable Marketing Authorizations using diligent efforts to maximize sales and market penetration at the earliest date. CIS shall also be responsible for all quality control, lot release, packaging of components into Product kits, labeling, promotional activities and technical services. All promotional materials developed by CIS shall be approved by Cytogen. Costs associated with participation by either CIS or Cytogen in international conferences and symposia which provide important marketing opportunities for both parties shall be shared on terms to be negotiated for each such event.

     5.2    Marketing Plans.  CIS shall submit to Cytogen a Product launch plan
            ---------------
for the Products in the Territory as soon as possible and, in any event no later than ninety (90) days from the Effective Date, and on or before October of each year thereafter, an annual marketing and sales plan for the Products. Each of these plans shall include specific marketing sales strategies, tactics and goals, market research analysis, promotion budgets, and sales projections.

     5.3    Compliance with Laws.  CIS shall use its best efforts to market and
            --------------------
distribute the Products in the Territory in compliance with local laws and regulations and good commercial practice and for uses and applications approved by Cytogen for the Products.

     5.4    Minimum Purchase Requirements.  CIS shall pay to Cytogen the minimum
            -----------------------------
annual purchase requirements in the amounts set forth in Schedule C hereto (the "Minimum Annual Purchase Requirements").

     5.5    Purchase Forecasts.  CIS shall submit to Cytogen the quarterly
            ------------------
purchase forecasts for the Product as required pursuant to Section 4.2.1 hereof and submit purchase orders for the Products pursuant to Section 4.2.2 hereof.

       ARTICLE VI - FAILURE TO MEET MINIMUM ANNUAL PURCHASE REQUIREMENTS

     In the event that in any given year, the total payments by CIS under
Section 3.2 hereof does not equal or exceed the Minimum Annual Purchase Requirements for such year (which shall be adjusted each year upon agreement by the parties to reflect any short-falls attributable to Cytogen's failure, if any, to provide Product on a timely basis as required by Section 4.2.4, or delays in transferring the Market Authorizations, or Force Majeure affecting CIS, and CIS fails to pay such short-fall within sixty (60) days of the end of such year, then Cytogen may, at its sole discretion and as its sole remedy, convert the grant of the distribution rights pursuant to Section 2.1 hereof to a non-exclusive basis. Such election shall be made by delivery of written notice by Cytogen to CIS and shall take effect on the date set forth in the notice.


                     ARTICLE VII - CONFIDENTIAL INFORMATION

     The parties hereto agree that each shall keep completely confidential and shall not publish or otherwise divulge or use for its own benefit or for the benefit of any third party any information of a proprietary nature furnished to it (the "receiving party") by the other party (the "disclosing party") for a period of five (5) years upon the termination of this Agreement without the prior written approval of the disclosing party in each instance, except to the extent that it is necessary to divulge such information for the obtaining of governmental approval for the marketing of the Products. Nothing in this Article 7 shall prevent disclosure or use of information (i) already known to the receiving party, (ii) which was known to the public at the time of disclosure, or subsequently becomes so known through no act or omission of such party, or (iii) which is properly acquired by the receiving party from a third party having the right to convey such information. Information of a proprietary nature shall include, but not be limited to, information concerning a party's products, proposed products, marketing plans, methods of manufacture, customers or any other information or materials in whatever form not generally known to the public.


                            ARTICLE VIII - WARRANTY

     All Products supplied by Cytogen to CIS in accordance with the provisions of this Agreement shall be manufactured at facilities registered with the FDA, to the extent required by law, and applicable European regulatory agencies for such manufacture and in accordance with applicable governmental requirements including, without limitation, current European Good Manufacturing Practices, and all applicable laws, rules and regulations of each governmental agency having jurisdiction over the manufacture and sale of the Products in accordance with the provision of this Agreement. All Products shall meet the specifications established and set forth within the product license applications for such Products approved by the applicable governmental agencies, and shall be of at least the same level of quality and purity as required by all applicable laws, rules, and/or regulations, provided that CIS and Cytogen collaborate to meet new or revised standards. Cytogen shall use diligent efforts to cause Celltech Ltd. to conclude an agreement under which (i) Celltech commits itself to let CIS consult and collect, when and as required by any government agency, any information concerning the batch records of the monoclonal antibody, MAB B.72.3, produced by Celltech, and (ii) CIS agrees to keep this information confidential.


                          ARTICLE IX - INDEMNIFICATION

     9.1    Indemnification by Cytogen.  Cytogen agrees to and hereby does
            --------------------------
indemnify and hold CIS harmless from and against all claims, damages, losses, costs and expenses, including reasonable attorneys' fees, which CIS may incur by reason of any Products sold or furnished by Cytogen which result in injury, illness or death of any person, to the extent that such claims arise out of or result from (i) product design, (ii) manufacturing, or (iii) a breach of the warranty set forth in Article 8 hereof, except if such claims arise from the gross negligence or willful misconduct of CIS.

     9.2    Indemnification by CIS.  CIS hereby agrees to and hereby does
            ----------------------
indemnify and hold Cytogen harmless from and against all claims, damages, losses, costs and expenses, including attorneys' fees, which Cytogen may incur to the extent that such claims arise out or result from (i) the unlawful sale or other distribution of Products by CIS or use by any purchasers, including any improper sales by CIS to customers who are located in any territory outside the Territory, (ii) the distribution, labeling or packaging of the Products, or
(iii) recommended use of Products by CIS in violation of this Agreement, except for such claims which arise out of or result from the gross negligence, or willful misconduct of Cytogen.

     9.3    Infringement.  Cytogen shall, at its own expense, defend or at its
            ------------
option settle any action brought against CIS or its customers which consists of a claim that the use or the sale of the Products in the Territory infringes any intellectual property right belonging to a third party and Cytogen shall hold CIS harmless and indemnify CIS against all damages, losses, or liabilities resulting from such claims. Cytogen shall be released from its obligations under this clause unless CIS promptly notifies Cytogen of claim and gives Cytogen express authority to proceed as contemplated by this clause (and procures such authority from its customers where necessary) and provides Cytogen with all available information and assistance as Cytogen may reasonable require. Cytogen is not aware of any patents or other proprietary rights of third parties which would be infringed upon by the import or sale of Products in the Territory.


                        ARTICLE X - TERM AND TERMINATION

     10.1   Term.  This Agreement shall commence on the Effective Date and shall
            ----
continue in force for a fixed term of seven (7) years commencing with the First Commercial Sale by CIS in any Major Country after the transfer of Marketing Authorizations in that country, unless terminated earlier under the provisions of this Agreement. At the end of the fixed term and each additional term thereafter, this Agreement shall be automatically renewed on the same terms and conditions for an additional one (1) year period unless earlier terminated under the provisions hereof or unless one party gives to the other notice of its intention to terminate at least one year prior to the expiration of the fixed term hereof or of any renewal period.

     10.2   Failure to Make Payment.  Cytogen may terminate this Agreement at
            -----------------------
any time upon CIS' failure to make payments due to Cytogen pursuant to this Agreement and the continuation of such failure for more than thirty (30) days after delivery of written notice to CIS of such failure.

     10.3   Failure to Commercialize.  Cytogen may terminate this Agreement at
            ------------------------
any time upon CIS' failure to use diligent efforts to move ahead with its obligations to market, sell and distribute Products under Section 5.1 hereof in the Major Countries and the other twenty-two countries referred to in Section
2.3.2 hereof and upon the continuation of such failure for more than ninety (90) days after delivery of written notice to CIS of such failure, except where such failure of CIS is a result of the failure of Cytogen to meet its obligations as defined in this Agreement or due to circumstances beyond the reasonable control of CIS pursuant to Section 11.8 hereof.

     10.4   Material Breach.  Either party may terminate this Agreement upon
            ---------------
ninety (90) days prior written notice in the event of the other party's breach of any other material provision of this Agreement, if such default or breach is not remedied within ninety (90) days from the date of such notice, except where such default or breach is due to circumstances beyond the reasonable control of the other party pursuant to Section 11.8 hereof. It is acknowledged by the parties hereto that failure to meet Minimum Annual Purchase Requirements shall not constitute a breach hereunder.

     10.5   Bankruptcy.  If, during the term of this Agreement, either party
            ----------
makes an assignment, of this Agreement or generally, for the benefit of creditors, or becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditor's arrangement or composition, or if any comparable proceeding is instituted against the other party and is not dismissed within ninety (90) days of such institution, then the other party may terminate this Agreement immediately upon delivery of written notice thereof.

     10.6   Control Event.  In the event that either party (i) sells all or
            -------------
substantially all of its assets, or (ii) has more than 50% of its equity securities purchased by a single purchaser in one transaction (a "Control Event"), then the other party may terminate this Agreement with thirty (30) days prior written notice at any time within twelve (12) months after the occurrence of the Control Event.

     10.7   No Waiver.  Any failure to terminate shall not be construed as a
            ---------
waiver by the aggrieved party of its right to terminate for future defaults or breaches.

     10.8   Effects of Termination.
            ----------------------

            10.8.1  Return of Property.  Upon termination of this
                    ------------------
Agreement, each party shall upon the request of the other party return all books, records, documents and data which it shall have received from the other party pursuant to this Agreement;

provided, however, that a single copy may be retained for legal archival purposes by each party.

            10.8.2  Accrued Payments.  Termination of this Agreement by
                    ----------------
either party shall not prejudice the right of Cytogen to recover any payments due at the time of termination, and shall not prejudice any cause of action or claim of either party accruing under this Agreement.

            10.8.3  Marketing Rights.  Upon termination of this Agreement,
                    ----------------
CIS' rights to market, distribute and sell the Products shall immediately cease except with respect to the sale of Products from inventory but in no event for more than sixty (60) days following termination.

            10.8.4  Marketing Authorizations.  Upon termination of this
                    ------------------------
Agreement for any reason including the occurrence of a Control Event, CIS shall assign or otherwise transfer to Cytogen or its designees all Marketing Authorizations for the Products in consideration for the reimbursement of all costs incurred by CIS in conducting those studies and tests which were necessary to obtain the Marketing Authorizations, provided, that CIS furnished prior notice of such studies and an opportunity to comment.

            10.8.5 Upon termination of this Agreement, the license to use the Trademark shall also terminate and all right, title and interest in the Trademark shall belong to Cytogen.

                        ARTICLE XI - GENERAL PROVISIONS

     11.1   Governing Law.  This Agreement shall be governed by and interpreted
            -------------
in accordance with the laws of the State of New Jersey, within the United States of America, as though all parties were resident of, and the contract was to be performed in, New Jersey.

     11.2   Jurisdiction.  Any dispute arising out of this Agreement with
            ------------
respect to the failure of CIS to make payments under this Agreement shall be subject only to the jurisdiction of the State of New Jersey and venue for such litigation shall be proper only in the courts of the State of New Jersey and the federal courts located in such state. The parties hereto consent to and confer the personal jurisdiction only upon the courts of the State of New Jersey and the federal courts located in such state. Disputes arising in connection with any other obligation or duty of the parties under this Agreement shall be subject to the jurisdiction and venue of Great Britain.

     11.3   New Indications.  If either party before or after studies conducted
            ---------------
at its own expense believes that the Product may have a medically and commercially important new indication, it will provide the other party with evidence of such an improvement and the parties will enter into good faith negotiations as a means to expedite obtaining both U.S. and international Market Authorizations for such indication. Each party reserves the right not to commercialize in its territory if, despite good faith negotiations, it determines that it is in its best interests not to pursue such improvement.

     11.4   Entire Agreement.  This Agreement represents the entire Agreement
            ----------------
and understanding of the parties hereto with respect to the marketing and distribution of the Products, supersedes all previous agreements and understandings related thereto and may only be amended or modified in writing signed by an authorized representative of the parties hereto.

     11.5   Assignment.  Neither party may assign, transfer or otherwise dispose
            ----------
of any of its rights or obligations pursuant to this Agreement without the prior written consent of the other party except in connection with the sale or merger of the entire business. Such consent shall not be unreasonably withheld.

     11.6   Notice.  All notices under this Agreement shall be in writing and
            ------
shall be deemed given if sent by telex, telecopier (except for legal process in each such case), certified or registered mail or commercial courier (return receipt or confirmation of delivery required), or by personal delivery to the party to receive such notices or other communications called for this Agreement at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

            CYTOGEN CORPORATION
            600 College Road East
            Princeton, New Jersey 08540

            Attention:  President and CEO


            CIS BIO INTERNATIONAL
            B.P. 32-91192 Gif-Sur-Yvette
            Cedex, France

            Attention:  Director of Marketing


     11.7   Limitation on Liability.  In no event shall either party be liable
            -----------------------
to the other for incidental or consequential damages, including, without limitation, loss of profits, punitive damages and damages arising from a breach by CIS of its contractual obligations with its customers, even if such party shall have been advised of the possibility of the same.

     11.8   Force Majeure.  Except for the obligation to make payments under
            -------------
this Agreement, each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure, and such excuse shall continue so long as the condition constituting such force majeure continues for thirty (30) days after the termination of such condition. For the purposes of this Agreement, force majeure is defined to include causes beyond the control of the parties hereto, including without limitation, acts of God, acts, resolutions or laws of any government, war, war like conditions, civil commotion, destruction of production facilities or materials by fire, earthquake or storm, labor disturbances, epidemic and failure of public utilities or common carriers.

     11.9   Publicity.  Neither party shall make any press release or other
            ---------
similar public disclosure or announcement concerning this Agreement, without the prior written consent of the non-disclosing party, except as otherwise required by law. Consent will be deemed granted if no response is received from the non-disclosing party within fifteen (15) days of its confirmed written request for approval from the disclosing party. Notwithstanding the foregoing, in the event such disclosure or public announcement is required to be made on a more immediate basis in order to comply with applicable state or federal securities laws, then approval will be deemed granted if no response is received from the non-disclosing party within the timeframes required by law; provided, however, that the disclosing party provides the non-disclosing party with notice of the legally required timeframe for approval of the disclosure at the time of providing a copy of the proposed disclosure or announcement.

     11.10  Survival of Rights.  The provisions of Article 7 (Confidential
            ------------------
Information), Article 9 (Indemnification), Section 11.1 (Governing Law), Section
11.2 (Jurisdiction) and

Section 11.7 (Limitation on Liability) shall survive the expiration or termination of this Agreement.

     11.11  Counterparts.  This Agreement may be executed in any number of
            ------------
counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       CYTOGEN CORPORATION



                                       By: /s/ Thomas J. McKearn
                                          ----------------------------



                                       CIS biointernational



                                       By: /s/ Jean-Pierre Cabocel
                                          ----------------------------

                                   SCHEDULE A


                    Countries with existing OncoScint CR/OV
               Marketing Authorizations to be transferred to CIS


                                Major Countries
                                ---------------

                                     France
                                    Germany
                                     Italy
                                     Spain
                                 United Kingdom


                              Non-Major Countries
                              -------------------

                                    Belgium
                                    Denmark
                                    Hungary
                                    Ireland
                                   Luxembourg
                                     Poland
                                     Poland
                                    Slovakia
                               The Czech Republic
                                The Netherlands

                                   SCHEDULE B


           CANDIDATE COUNTRIES FOR NEW MARKETING AUTHORIZATIONS (MAs)
             (CIS to obtain MAs in at least 22 of these countires)


Europe         South America  Africa-Middle Orient   Asia-Pacific

Austria        Argentina      Algeria               Australia
Finland        Brazil         Egypt                 China
Greece         Chile          Israel                Hong Kong
Norway         Colombia       Kuwait                Indonesia
Portugal       Cuba           Lebanon               Japan
Sweden         Mexico         Morocco               New Zealand
Switzerland    Venezuela      Saudi Arabia          The Philippines
                              South Africa          Singapore
                              Tunisia               South Korea
                              Turkey                Taiwan
                              United Arab Emirates  Thailand

                                   SCHEDULE C

                      Minimum Annual Purchase Requirements



[Information omitted and filed separately with the Commission under Rule 24b-2.]